Exhibit 99.2

PRESS RELEASE

February 28, 2011

Nile Therapeutics Announces Plans to Pursue a Post-Acute Indication in Heart Failure

SAN MATEO, CA, February 28, 2011 -- Nile Therapeutics, Inc. (NASDAQ: NLTX), a biopharmaceutical company focused on the development of novel therapeutics for cardiovascular disease, announced plans to pursue a new indication in the field of heart failure. Nile plans to develop cenderitide (formerly CD-NP) as an outpatient therapy to be delivered to acutely decompensated heart failure (ADHF) patients continuously for up to 90 days after discharge from the hospital. This is a novel therapeutic space for natriuretic peptides that has been termed "post-acute."

Within 90 days of admission for ADHF, approximately 40% of patients return to the hospital. Post-acute patients need sustained cardiac and renal function support to prevent a recurrence of their acute symptoms. In multiple clinical trials in both acute and chronic heart failure patients, short-term infusion of cenderitide has been shown to have positive effects on cardiovascular and renal parameters. Nile believes that the continuous and extended infusion of cenderitide through a subcutaneous pump will provide patients with sustained symptomatic relief in the outpatient setting that could contribute to a reduction in post-acute hospitalizations and persistent improvement in cardiorenal functions.

"With over 1 million admissions per year in the U.S., at a cost of over $33 billion, ADHF is one of our country's most expensive health problems," said Richard B. Brewer, Nile's Executive Chairman. "We believe that cenderitide has an opportunity to address a true unmet need in heart failure, and could help reduce the overall cost of health care."

Nile recently had a productive meeting with the United States Food and Drug Administration (FDA) on the development of cenderitide as an extended subcutaneous therapy for a post-acute indication. Nile will seek a FDA Fast-Track Approval Designation for this post-acute indication. Before the end of the second quarter of 2011, Nile plans to file a new Investigational New Drug (IND) application and to initiate a Phase I pharmacokinetics and pharmacodynamics (PK/PD) clinical trial. Following the PK/PD trial, Nile intends to initiate a Phase II double-blind, placebo-controlled, dose-ranging clinical trial in post-acute heart failure patients in the first half of 2012.

"This new path represents the identification of an opportunity that incorporates the current clinical, scientific, and regulatory perspectives on the development of heart failure therapeutics," said James Young, MD, Professor and Executive Dean, Cleveland Clinic Lerner College of Medicine. "Preclinical and clinical data have shown that the natriuretic peptide class can act on multiple disease processes that play a role in the negative outcomes associated with heart failure. The unique properties of cenderitide provide a sound rationale to support this innovative strategy and could lead to the development of a differentiated product with clinically meaningful benefits."

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical needs. Nile is initially focusing its efforts on developing its lead compound, cenderitide, a novel, rationally designed chimeric peptide for the treatment of heart failure, and CU-NP, a second novel, rationally designed natriuretic peptide.

More information on Nile can be found at http://www.nilethera.com.

Contact:
Daron Evans
Chief Financial Officer
Nile Therapeutics, Inc.
+1-650-458-2670
info@nilethera.com

Safe Harbor Paragraph for Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Nile's plans to develop cenderitide in the post-acute setting, the anticipated benefits of cenderitide for patients in the post-acute setting, and Nile's plans to seek Fast Track designation of Cenderitide and initiate clinical trials in the post-acute setting, are forward-looking statements. Forward-looking statements also include statements regarding the timing, progress and anticipated results of the clinical development, regulatory processes, clinical trial timelines, expected patient enrollment, anticipated benefits of cenderitide, Nile's strategy, future operations, outlook, milestones, the timing and success of Nile's product development, future financial position, future financial results, plans and objectives of management are forward-looking statements. Nile may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on Nile's forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Nile makes. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that Nile makes include Nile's need to raise additional capital to fund its product development programs to completion, Nile's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in greater detail in the reports Nile files with Securities and Exchange Commission, including those described under the caption "Risk Factors" in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 3, 2010. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.